As filed with the Securities and Exchange Commission on February 24, 2010

Registration No. 333-165036

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Honeywell International Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	22-2640650 (I.R.S. Employer Identification No.)

101 Columbia Road

P.O. Box 4000

Morristown, New Jersey 07962-2497

(973) 455-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Thomas F. Larkins, Esq.

Vice President, Corporate Secretary and

Deputy General Counsel

Honeywell International Inc.

101 Columbia Road

P.O. Box 4000

Morristown, New Jersey 07962-2497

(973) 455-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413 (b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ Proposed maximum offering price per unit/ Proposed maximum offering price/Amount of registration fee
Debt Securities Preferred Stock Common Stock, par value $1.00 per share	(1)(2)

(1) An indeterminate aggregate initial offering price of the securities being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the Registrant is deferring payment of all of the related registration fees. Pursuant to Rule 416 under the Securities Act of 1933, the Registrant is also registered an indeterminable number of shares of common stock as may be issued from time to time as a result of stock splits and stock dividends.

(2) Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, 30,578,904 shares of common stock were previously registered pursuant to a registration statement on Form S-3 (No. 333-141013), initially filed by Honeywell International Inc. on March 1, 2007. Those securities are being carried forward for application in connection with offerings under this registration statement. No additional fee has been paid with respect to those securities.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement (File No. 333-165036) is being filed by Honeywell International Inc. (“Honeywell”) for the purpose of amending the facing page of the registration statement to specify that 30,578,904 shares of common stock that were previously registered pursuant to a registration statement on Form S-3 (No. 333-141013), initially filed by Honeywell International Inc. on March 1, 2007, are being carried forward for application in connection with offerings under this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Morristown, State of New Jersey, on February 24, 2010.

.

HONEYWELL INTERNATIONAL INC.

/s/ Kathleen A. Winters

Name: Kathleen A. Winters

Title: Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE
* David M. Cote	Chairman of the Board, Chief Executive Officer and Director	February 24, 2010
/s/ David J. Anderson David J. Anderson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 24, 2010
/s/ Kathleen A. Winters Kathleen A. Winters	Vice President and Controller (Principal Accounting Officer)	February 24, 2010
* Gordon M. Bethune	Director	February 24, 2010
* Kevin Burke	Director	February 24, 2010
* Jaime Chico Pardo	Director	February 24, 2010
* D. Scott Davis	Director	February 24, 2010
* Linnet F. Deily	Director	February 24, 2010
* Clive R. Hollick	Director	February 24, 2010
* George Paz	Director	February 24, 2010

* Bradley T. Sheares, Ph.D.	Director	February 24, 2010
* John R. Stafford	Director	February 24, 2010
* Michael W. Wright	Director	February 24, 2010

By: /s/ Thomas F. Larkins Attorney-in-Fact